LIBERTY STAR GOLD CORP

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-1118

http://www.libertystargold.com/

March 2, 2007
NR 45	OTCBB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR — XSTATE RESOURCES LTD. — Elle Uranium Drilling Program — Elle Rotary Hole 01 Complete, Hada Rotary Hole 01 Started.

Tucson, Arizona—March 2, 2007—Liberty Star Gold Corp (the “Company”), (OTCBB symbol: LBTS) is pleased to announce that the Elle Joint Venture with XState Resources Limited (ASX symbol: XST) (previously OCR Minerals) has completed Rotary Drill Hole (RDH) Elle 01 to a depth of 2,000 feet as of Friday February 23, 2007, the first hole of its three Pipe drilling program. The drill has now moved to the Hada Pipe geophysical target which lays approximately 4,000 feet North West of RDH Elle 01. The drill started Monday morning February 26. It is now at a depth of 865 feet. It has penetrated the Moenkopi formation and the Kaibab limestone and is in the Toroweap formation which overlies the Coconino sandstone followed by the Hermit shale, the target horizons.

The drilling on Elle 01 drilling went so rapidly—twice the driller’s expected rate—that the geologic team is still catching up with logging and data compilation. The in-hole geophysical team is expected to arrive on Friday March second. They will begin electrical geophysics know as TEM which will look outward from the hole a distance of 200 to 400 feet to determine the presence of anomalies thought to be associated with uranium. We will therefore be able to geophysically search a 2,000 foot column of rock with a diameter of 400 to 800 feet. If targets are identified they will be tested with directional diamond drilling. When this work is complete and all the data, including the drill hole data from RDH Elle 01, has been compiled, the results will be announced. The Hada 01 hole will be probed in a similar fashion, as will subsequent drilling. Surface geophysics will be undertaken by the same team and equipment in between drill hole surveys.

Like RDH Elle 01, RDH Hada 01 drill hole is eight inches in diameter and drilled with air circulation. Directional surveys will be taken every 100 feet as a part of a standard operating procedure in order to keep the hole as near vertical as possible—an important aspect which allows them to hit specified targets.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

The Elle Joint Venture breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining.

SAFE HARBOR STATEMENT

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Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that the in-hole geophysical team is expected to arrive on Friday March second; that they will begin electrical geophysics know as TEM which will look outward from the hole a distance of 200 to 400 feet to determine the presence of anomalies thought to be associated with uranium; that we will be able to geophysically search a 2,000 foot column of rock with a diameter of 400 to 800 feet; and that if targets are identified they will be tested with directional diamond drilling.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that we may be unable to agree with our joint venture partners as to the work to be performed; that our application to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; that results which we or others have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact: James Briscoe (520) 731-8786

Mr. Briscoe was interviewed on February 7 by CEO Radio Network about Liberty Star Gold and its programs.

Access to the Liberty Star Gold Corp interview is available to registered users of www.ceoradionetwork.com. Click on "Company Webcasts" and register. Registration is free.

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